Chairman and Chief Executive Officer
Caterpillar Inc.
Peoria, Illinois 61629

May 19, 2006

Dear Institutional Investor:

This is a great time for Caterpillar, and the future promises to be even more rewarding. Because you are a valued investor in Caterpillar stock, I wanted to take a moment to personally contact you and explain our position on certain proposals listed in our 2006 proxy.

Let me begin with the stockholder proposals. While one could argue about the relative merits of these types of proposals when they are aimed at companies with less than stellar histories or governance practices, I believe that if stockholder proposals are “shot-gunned” across a broad spectrum of companies, the relative proxies should be voted on a company specific, and not issue specific basis. Companies with a strong leadership team and impressive track records should be given the benefit of the doubt. As an investor in Caterpillar stock, you know that we have a strong, independent board that effectively oversees our management as demonstrated by the company’s stellar financial and governance performance.

➢	As of November 2005, Caterpillar outperformed 81.6% of the companies in the S&P 500 Index and 97.9% of the companies in the capital goods group in the ISS - Corporate Governance Quotient scores.
➢	For 2005, Caterpillar significantly outperformed the S&P 500 in total cumulative stockholder return (CAT = $275.81 vs. S&P 500 = $102.74).
➢	For the first quarter of 2006, sales, revenues and profit were the highest for any first quarter in Caterpillar’s history.
➢	Share usage (run rate) has declined significantly, from 17.8 million or 2.7% in 2004, to 9.8 million or below 1.5% in 2006.

When you look at what has been accomplished over the past five years, the picture is very positive. From 2000 to 2005, sales and revenues increased about 80%, profit has risen over 170%, and the stock price has more than tripled since year-end 2000. And, as you recall, in July of last year we had a 2-for-1 stock split.

So, let’s turn to the stockholder proposals.

The first stockholder proposal seeks to declassify our board by having annual elections of all directors. However, our current board structure is designed to provide stability, prevent sudden disruptive changes to the board's composition, enhance long-term planning and ensure that, at any given time, there are directors serving on the board who are familiar with our company, our business and our strategic goals.

The second stockholder proposal asks that we split the CEO and Chairman roles. However, separating the CEO and Chairman position could potentially cause unnecessary dilution of leadership authority and accountability. Our current management structure has generated outstanding results and the board is comfortable with it.
We do understand the importance of having an independent director act as the chair for executive sessions. That’s why in April of this year, the board designated the Chairman of our Governance Committee as the Presiding Director with clearly delineated responsibilities, which are listed in the proxy under the Governance Committee report.

The third stockholder proposal asks that we switch from plurality voting to majority voting. Let me point out that Caterpillar has a history of electing, by a plurality, strong and independent boards.

•	In the past 10 years, the average affirmative vote for the directors has been greater than 96% of the shares voted through the plurality process.
•	None of our directors has ever received less than the majority of votes cast.

We also believe that the implementation of a majority vote standard would be inappropriate in light of the fact that a number of associations, scholars, corporations and investors are analyzing and evaluating alternative voting standards. At this time, we do not believe that our current plurality vote standard should be changed, and there is no reason to rush to adopt a majority vote standard.

Let’s turn now to the management proposals.

As you may know, the company's former long-term incentive plan expired on April 9, 2006, and the executive short-term incentive plan expires on December 31, 2006. We believe that this type of compensation is critical in our ability to attract, retain and motivate highly qualified individuals.

•	Pay at risk (through our annual bonus program and long term incentive plans) is a powerful motivator of performance.
•	To determine the appropriate level of compensation and benefits, we benchmark all elements of the plans annually.
•	All of our equity grants are subject to performance adjustments, and every option eligible employee is subject to strictly enforced target ownership requirements.

Also, you should know that we set board approved aggressive targets for our plans every year, and that there are no golden parachutes or special change in control provisions for executives.

Finally, I ask that you approve management’s proposal to amend the company’s articles of incorporation to increase the amount of authorized shares from 900 million to 2 billion shares. While we do not have any current plans to issue additional shares of common stock, the amendment would enhance the board's flexibility in possible future actions, including share splits that have been used to keep our stock in an attractive price range for individual investors. And, you will note that our overall history shows a responsible and prudent use of our authorized capital, with a long history of dividend increases, superior stock price performance, and a reasonable equity compensation burn rate which has been more than offset with our share buy back program.

I urge you to give these proposals particular attention and consider supporting Caterpillar, a company with a strong history of ethical behavior, outstanding performance in cyclical markets, and sterling corporate governance. Thank you again for your consideration.

Sincerely,

/s/ James W. Owens
James W. Owens
Chairman & CEO